Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Forms S-8 Nos. 33-44551, 33-56289, 33-64317, 333-46615, 333-59790, 333-65822, 333-75539, 333-75541, 333-75543, 333-91613) of R.H. Donnelley Corporation of our report dated January 31, 2003, with respect to the combined consolidated financial statements of the directory publishing operations of Sprint Corporation (Sprint Publishing & Advertising) for the year ended December 31, 2002 included in R.H. Donnelley Corporation’s Annual Report (Form 10-K/A) for the year ended December 31, 2004.

/s/ Ernst & Young LLP

Kansas City, Missouri
May 6, 2005